Exhibit 99.1

MYOS Corporation Announces Strategic Investment by RENS Technology Inc.

—	Private placement of up to approximately $30.4 million, comprised of approximately $20.3 million for common stock over a 24-month period and potential cash proceeds of approximately $10.1 million from exercise of warrants
—	Issuance of $575,000 convertible note for bridge financing
—	Exclusive distribution agreement to distribute MYOS’ products in China and Southeast Asia
—	Appointment of K. Bryce Toussaint as Chief Executive Officer
—	Expansion of biotherapeutic research and development program

CEDAR KNOLLS, NJ -- (Marketwired) – 12/17/15 -- MYOS Corporation ("MYOS" or the "Company") (NASDAQ: MYOS), an emerging biotherapeutics and bionutrition company focused on the discovery, development and commercialization of products that improve human muscle health and performance, announced today that it has entered into a securities purchase agreement with RENS Technology Inc. (the “Investor”), a wholly-owned subsidiary of RENS Agriculture Science & Technology Co. Ltd (“RENS Agriculture”), pursuant to which the Investor will invest up to $30,375,000 in MYOS as described below (the “Financing”). In connection with the Financing, the Investor will purchase, over a twenty-four month period, an aggregate of 3,537,037 shares of the Company’s common stock in three tranches for gross proceeds of $20,250,000 and an aggregate of 884,259 warrants, exercisable for cash at a weighted-average exercise price of $11.45 per share. No underwriting or other financing fees were incurred by MYOS in connection with the Financing.

The Financing represents an important alignment between MYOS, a leader in bionutrition and biotherapeutic products designed to improve the health and performance of muscle tissue, and affiliates of the Investor, including RENS Agriculture, a leader in food freezing technology and an innovator in the science of preserving the integrity of food-derived proteins.

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MYOS and RENS Agriculture have each independently built technology platforms which preserve the biological activity of natural food-derived proteins. Mr. Ren Ren, Chairman of RENS Agriculture, commented, “We have built a strong intellectual partnership with MYOS over the last several months and value the technology that has been built to preserve the natural, muscle building bioactivity of MYOS’ flagship ingredient, Fortetropin®. We believe that our investment in MYOS will foster strategic collaboration between the companies, enable globalization of the powerful products developed by MYOS and enable MYOS to continue its research and development activities and marketing of its revolutionary bionutrition products.”

Dr. Robert Hariri, Founder and Chairman of MYOS added, “We are delighted that RENS Agriculture and its affiliates have agreed to make such a meaningful strategic investment in MYOS. This investment will not only bring significant capital to enable growth and expansion of our marketing efforts and research and development, but will also enable us to build a global presence for our products. RENS Agriculture’s leadership team understands MYOS’ vision for muscle health as an important target for bionutrition and biotherapeutics products, and recognizes the global market opportunity that we can achieve through this strategic relationship. All of us at MYOS have enormous respect for RENS Agriculture’s leadership team and see its technology as completely synergistic with our Fortetropin platform.”

Magshoud Dariani, Chief Technology Officer at MYOS added, “This strategic investment will enable us to expand our efforts in developing biotherapeutic candidates which may affect the growth and retention of healthy muscle tissue.”

The first closing of the Financing, which is expected to be completed immediately following shareholder approval of the Financing, provides for the Investor to purchase 1,500,000 shares of common stock for $5,250,000. The Investor will also receive warrants to purchase 375,000 shares of common stock at an exercise price of $7.00 per share in connection with this closing. The second closing of the Financing, which is expected to be completed within six months from the first closing, provides for the Investor to purchase 925,926 shares of common stock for $5,000,000. The Investor will also receive warrants to purchase 231,481 shares of common stock at an exercise price of $10.80 per share in connection with this closing. The final closing of the Financing, which is expected to be completed within eighteen months of the second closing, provides for the Investor to purchase 1,111,111 shares of common stock for $10,000,000. The Investor will also receive warrants to purchase 277,778 shares of common stock at an exercise price of $18.00 per share in connection with this closing. All of the warrants issued in the Financing will be exercisable for five years following their respective issuance dates.

Upon the closing of the Financing, the Investor may appoint four members to MYOS’ board of directors and Mr. Ren Ren will assume a newly created role as Global Chairman of MYOS. Dr. Robert J. Hariri, MYOS’ current Executive Chairman, will assume the role of Chairman of MYOS.

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In connection with the Financing, MYOS also entered into an exclusive distribution agreement with RENS Agriculture, whereby MYOS will supply product for RENS Agriculture’s exclusive distribution in China (including mainland China, Hong Kong, Macau and Taiwan) and Southeast Asia in exchange for payment terms to be mutually agreed upon the conclusion of a market study and trial sale.

MYOS also announced that concurrent with the execution of the securities purchase agreement, it issued to Mr. Gan Ren, a related party of RENS Agriculture, a convertible promissory note (the “Note”) in the principal amount of $575,000. The Note, which will provide MYOS with short-term funding prior to the closing of the Financing, matures one year from issuance and automatically converts into shares of the Company’s common stock at a conversion price of $2.75 per share at maturity. The interest rate on the Note is 8% per annum. The Note can be voluntarily converted by the holder of the Note prior to maturity and the Company may convert the Note following the consummation of the first closing of the Financing if the common stock price is at or above $2.75.

MYOS also announced the appointment of K. Bryce Toussaint as its Chief Executive Officer. Mr. Toussaint has over 15 years of experience as a management and finance leader, focusing on all aspects of corporate finance, internal audit (financial, operational, compliance, IT), operational effectiveness, profit/performance enhancement, team building, and project management. Since June 2000, he has provided accounting and business consulting services, including consulting on mergers and acquisitions and SEC compliance. From July 2015 to September 2015, he served as interim president of VGTel, Inc. (OTC:VGTL). Mr. Toussaint built the foundation of his career at KPMG LLP, where he served both foreign and domestic registrants with reporting, mergers and acquisitions, and other capital market engagements from August 1996 to June 2000. He also built a successful practice assisting colleges and universities with various process improvement and compliance initiatives. He has also consulted with numerous start-up businesses, developing their management teams, accounting and reporting structure, and providing strategic and operational expertise. Mr. Toussaint has also helped such firms raise equity and debt financing, generally serving in an interim management capacity. Mr. Toussaint served as a director with NextGen Healthcare Solutions, LLC, a privately-held healthcare services company, from January 2012 to April 2012, as a director with Continewity LLC, a privately-held consulting firm, from December 2010 to November 2012, and as a director with Swordfish Financial, Inc., a public company, from December 2012 through January 2014. Mr. Toussaint graduated from Louisiana State University with a BS in Accountancy and received an MBA from Louisiana State University. Mr. Toussaint is a licensed certified public accountant in Texas.

Dr. Hariri commented on the appointment of K. Bryce Toussaint as CEO, “I have gotten to know Mr. Toussaint over the last six months and have been truly impressed by his abilities as an executive, his appreciation for MYOS’ business model grounded in bionutrition and biotherapeutics, and his solutions-oriented management style, which are very valuable in fast-moving, entrepreneurial companies. I am confident that Mr. Toussaint will provide MYOS with dynamic leadership to support our ambitious business objectives.”

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Mr. Toussaint commented, “I am delighted to join MYOS at this exciting time as it continues to grow its consumer bionutrition business and expands the biotherapeutic opportunities of Fortetropin. I am thrilled to join MYOS at such an exciting time, and I look forward to working closely with its current management team to continue to unlock significant shareholder value through the execution of our business strategy.”

The description of the transactions contained herein is only a summary and is qualified in its entirety by reference to the definitive agreements relating to the transactions, copies of which will be filed by MYOS with the SEC as exhibits to a Current Report on Form 8-K.

About MYOS Corporation

MYOS is an emerging biotherapeutics and bionutrition company focused on the discovery, development and commercialization of products that improve muscle health and function essential to the management of sarcopenia, cachexia and degenerative muscle diseases. MYOS is the owner of Fortetropin®, the first clinically proven natural myostatin reducing agent. Myostatin is a natural regulatory protein, which inhibits muscle growth and recovery. Medical literature suggests that lowering myostatin levels has many potential health benefits including increased muscle mass, healthy weight management, improved energy levels, stimulation of muscle healing as well as treating sarcopenia, a condition of age-related loss of muscle mass. To discover why MYOS is known as "The Muscle Company,"™ visit www.myoscorp.com

About RENS Agriculture

RENS Agriculture was founded by Mr. Ren Ren and has substantial investments in the food and agricultural sectors in China. RENS Agriculture’s proprietary “fresh freezing and preservation technology” is a leading food freezing technology that not only extends the refrigerator life of foods but also preserves their flavor and texture. As food safety is a major concern in China, which also brings additional market opportunities, RENS Agriculture has focused on investing in a number of “safe foods industrial parks” in China. These parks have food freezing facilities that use RENS Agriculture’s technology to freeze the foods produced by the farms inside and around the park and directly deliver these frozen foods to supermarkets and consumers. RENS Agriculture’s goal is to deliver safe quality foods to millions of consumers in China. RENS Agriculture has invested in a bamboo roots processing facility in Hangzhou, fish farms in Zhoushan, tea oil plants in Jiangxi, and frozen foods processing centers in Beijing and Nanjing. RENS Agriculture also cooperated with Chilean fishing industry to import salmon and is negotiating with Australian farmers to import beef and lamb into China.

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Additional Information About the Transaction and Where to Find it

The proposed transaction will be submitted to stockholders of MYOS for their approval. In connection with that approval, MYOS will file with the SEC a proxy statement containing information about the proposed transaction. Stockholders are urged to read the proxy statement when it becomes available because it will contain important information. Stockholders will be able to obtain a free copy of the proxy statement, as well as other filings containing information about MYOS, without charge, at the SEC’s website (www.sec.gov) or by calling 1-800-SEC-0330. Copies of the proxy statement and other filings with the SEC can also be obtained, without charge, by directing a request to Joseph C. DosSantos, Chief Financial Officer, 45 Horsehill Road, Suite 106, Cedar Knolls, New Jersey 07927, (973) 509-0444.

Participants in the Solicitation

MYOS and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from MYOS’ stockholders in respect of the proposed transaction. Information regarding MYOS’ directors and executive officers is contained in the proxy statement for MYOS’ 2015 annual meeting of stockholders, which was filed with the SEC on November 16, 2015. Additional information regarding the interests of such potential participants will also be included in the proxy statement when it becomes available.

Forward-Looking Statements

Any statements in this release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements involve risks and uncertainties, including but not limited to those relating to the successful continued research of Fortetropin® and its effects on myostatin levels, inflammatory cytokine levels and cholesterol levels, the successful launch and customer demand for our Rē Muscle Health™ and other products, the closing of the Financing, shareholder approval of the Financing, the continued growth of repeat purchases, market acceptance of our existing and future products, the ability to create new products through research and development, growth in our revenue, including the successful expansion through the distribution agreement described herein, the successful entry into new markets including the age management market, the ability to collect our accounts receivable from our distributors, our ability to raise capital to fund continuing operations, including closing all of the tranches in the Financing described herein and through the exercise of the warrants issued in the Financing, the ability to attract additional investors and increase shareholder value, the ability to generate the forecasted revenue stream and cash flow from sales of Fortetropin® and Rē Muscle Health™, the ability to achieve a sustainable profitable business, the effect of economic conditions, the ability to protect our intellectual property rights, the ability to maintain and expand our manufacturing capabilities and reduce the costs of our products, the ability to comply with NASDAQ's continuing listing standards, competition from other providers and products, risks in product development, and other factors discussed from time to time in our Securities and Exchange Commission filings. We undertake no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made except as required by law.

Contact:

Joseph DosSantos
Chief Financial Officer
(973) 509-0444
jdossantos@myoscorp.com

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